EXHIBIT 10-49

2010-2012 Performance-Adjusted Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Award Agreement”) is entered into as of March 8, 2010 (the “Grant Date”) between FirstEnergy Corp. and the Participant.  For the purposes of this Award Agreement, the term “Company” means FirstEnergy Corp., its successors and/or its Subsidiaries, singularly or collectively.

SECTION ONE - AWARD

As of the Grant Date, in accordance with the FirstEnergy Corp. 2007 Incentive Plan  (the “Plan”) and the terms and conditions of this Award Agreement, the Company grants to the Participant the right to receive, at the end of the Period of Restriction (as defined below) a number of shares of common stock of the Company equal to the number of restricted stock units set forth above (the “Restricted Stock Units”), subject to adjustment based on the Company’s performance as described below.

Dividend Equivalents

Until the expiration of the Period of Restriction pursuant to the terms and conditions of this Award Agreement, the Participant will be credited on the books and records of the Company with an amount per each Restricted Stock Unit (the “Dividend Equivalent”) equal to the amount per share of any cash dividends declared by the Board with a record date on or after the Grant Date on the outstanding common stock of the Company.  Such Dividend Equivalents will be credited in the form of an additional number of Restricted Stock Units (which Restricted Stock Units, from the time of crediting, will be deemed to be in addition to and part of the base number of Restricted Stock Units awarded by this Award Agreement for all purposes hereunder).  The additional number of Restricted Stock Units will be equal to the aggregate amount of Dividend Equivalents credited on this Award on the respective dividend payment date divided by the average of the high and low prices per share of common stock on the respective dividend payment date.  The Restricted Stock Units attributable to the Dividend Equivalents will be either delivered or forfeited, as appropriate, under the same terms and conditions under this Award Agreement that apply to the other Restricted Stock Units.

SECTION TWO - GENERAL TERMS

This Award Agreement is subject to the Plan and the following terms and conditions:

Period of Restriction

For the purposes of this Award Agreement, “Period of Restriction” means the period beginning on the Grant Date set forth above and ending on the earliest of:

a)	5:00 p.m. Akron time on March 8, 2013;
b)	The date of the Participant’s death;

c)	The date that the Participant’s employment is terminated due to Disability; or
d)
The date of an involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes and submits an agreement to release the Company in full against any and all claims as required by the arrangement or plan providing the employer severance benefit and the statutory period during which the Participant is entitled to revoke the agreement expires on or before the 90th day following the involuntary termination.

Notwithstanding that the Period of Restriction ends upon a termination of employment due to Disability, Restricted Stock Units awarded pursuant to this Award Agreement shall be subject to limited restrictions after a termination due to Disability as provided in this Award Agreement.

Performance Adjustment

If the Payment Date (as defined below under "Delivery of Common Stock") is March 8, 2013, the actual number of shares issuable under the Restricted Stock Units awarded pursuant to this Award Agreement may be adjusted upward or downward by fifty percent (50%) from the number of Shares issuable under the Restricted Stock Units (as set forth in Section One of this Award Agreement), based on the Company’s performance against three key metrics.  The Committee has identified the three performance metrics as Earnings Per Share, Safety, and Operational Performance Index.

The Company’s performance against the three performance metrics will be evaluated, with respect to each performance metric, by comparing the average of the Company’s actual annual performance over the three years beginning in the year of grant of this Award to the average of the annual target performance levels established over the same period to determine whether the Company has exceeded, met or fallen below the target performance level for that particular performance metric. The annual target performance level relating to each metric for each year will be set by the Committee in February of that year. The following guidelines will be used to adjust the number of shares issuable under the Restricted Stock Units awarded pursuant to this Award Agreement:

•
If the Company’s average annual performance meets or exceeds the average of the target performance levels established by the Committee with respect to all three of the performance metrics identified above, the number of Shares issuable under the Restricted Stock Units (as set forth in Section One of this Award Agreement) will be increased by fifty percent (50%).

•
If the Company’s average annual performance falls below the average of the target performance levels established by the Committee with respect to all three of the performance metrics identified above, the number of Shares issuable under the Restricted Stock Units (as set forth in Section One of this Award Agreement) will be decreased by fifty percent (50%).

•
If the Company’s average annual performance meets or exceeds the average of the target performance levels established by the Committee with respect to one or more of the performance metrics identified above, but falls below the average of the target performance levels with respect to one or more of the other performance metrics, the number of Shares issuable under the Restricted Stock Units (as set forth in Section One of this Award Agreement) will not be adjusted.

Delivery of Common Stock

The date that shares of common stock shall be issued to the Participant (the “Payment Date”) shall be as follows for each specified event, provided that in no event will the Participant be permitted directly or indirectly to designate the taxable year of payment:

•
As soon as practicable, but not later than ninety (90) days after March 8, 2013 if the payment is on account of:  the expiration of the Period of Restriction set forth in paragraph a) of the subsection entitled “Period of Restriction” above; the Participant’s termination of employment upon retirement (as defined under the then established rules of the Company or any of its Subsidiaries, as the case may be); the Participant’s termination of employment due to Disability as set forth in paragraph c) of the subsection entitled “Period of Restriction” above; the Participant’s involuntary termination that occurs prior to the date of a Change in Control or later than two years following the date of a Change in Control under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes and submits an agreement to release the Company in full against any and all claims as required by the arrangement or plan providing the employer severance benefit and the statutory period during which the Participant is entitled to revoke the agreement expires on or before the 90th day following March 8, 2013; or if the Participant continues to be employed by the Company but ceases to be employed in an executive position during the three-year Period of Restriction; or

•
As soon as practicable, but not later than ninety (90) days, after the expiration of the Period of Restriction due to the Participant’s death pursuant to paragraph b) of the subsection entitled “Period of Restriction” above; or

•
On the 90th day after the expiration of the Period of Restriction due to the Participant’s involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control in accordance with, and as described in, paragraph d) of the subsection entitled “Period of Restriction” above.

As soon as practicable after the Payment Date, the Company shall deliver to the Participant Shares of common stock under the Restricted Stock Units.  The Company will deliver a number of Shares equal to the number of Restricted Stock Units awarded under this Award Agreement, as adjusted, less any Shares withheld to cover the tax obligations in accordance with the subsection entitled “Withholding Tax” below; provided that, no fractional Shares will be delivered and any fractional Shares to which the Participant would otherwise be entitled will be paid in cash. All Shares delivered will be registered in the name of the Participant and will be transferred to and held in book entry form in a dividend reinvestment account in the name of the Participant.

Special Definitions

For purposes of this Award, the term “Change in Control” means a change in control that satisfies both a Change in Control as defined in the Plan and a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) and the term “involuntary termination” (or forms or derivations thereof) means “involuntary separation from service” as defined in Treasury Regulation Section 1.409A-1(n).

Withholding Tax

The Company shall withhold Shares in an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld in connection with the delivery of Shares of common stock granted under this Award Agreement, but in no event shall such shares exceed the minimum statutory withholding requirements.

Forfeiture

The Participant shall forfeit all of the Restricted Stock Units and any right under this Award Agreement to receive Shares of common stock upon the occurrence of any of the following events before the expiration of the Period of Restriction:

•
Termination of employment with the Company for any reason; provided, however, that no forfeiture shall occur if termination of employment occurs due to the Participant’s involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control and the satisfaction of the conditions as described in paragraph d) of the subsection entitled “Period of Restriction” above; and further provided, that if the conditions of paragraph d) of the subsection entitled “Period of Restriction” above are not met, the Restricted Stock Units and any right under this Award Agreement to receive Shares of common stock will be forfeited.

•
Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate the Restricted Stock Units or the right to receive the common stock issuable under the Restricted Stock Units in violation of this Award Agreement.

Notwithstanding the above, if the Participant dies, has a termination of employment upon retirement (as defined under the then established rules of the Company or any of its Subsidiaries, as the case may be), has a termination of employment due to Disability, is involuntarily terminated prior to the date of a Change in Control or later than two years following the date of a Change in Control under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes and submits an agreement to release the Company in full against any and all claims as required by the arrangement or plan providing the employer severance benefit and the statutory period during which the Participant is entitled to revoke the agreement expires on or before the 90th day following March 8, 2013; or if the Participant continues to be employed by the Company until March 8, 2013 but ceases to be employed in an executive position during the three-year Period of Restriction, the Restricted Stock Units awarded to the Participant under this Award Agreement will be forfeited and/or payable as follows:

•
If the Participant dies, terminates employment as described above or ceases to be employed in an executive position prior to a full month after the Grant Date, all Restricted Stock Units earned will be forfeited upon the death or termination.

•
If the Participant dies, terminates employment as described above or ceases to be employed in an executive position after the lapse of a full month or more after the Grant Date, the Participant will be entitled to a prorated number of Restricted Stock Units.  The proration will be calculated by multiplying the number of Restricted Stock Units awarded by the number of full months served after the Grant Date, divided by thirty-six months.  The prorated Restricted Stock Units will then be adjusted upward or downward by the performance factors in accordance with the provisions under the subsection “Performance Adjustment” (as determined by the Committee), except that no adjustment is made upon death.  All fractional shares will be rounded up to the next full share.  The remaining portion of Restricted Stock Units awarded will be forfeited.

Upon the occurrence of any of the above forfeiture events (for which no exception has been made as set forth above) before the expiration of the Period of Restriction, the Restricted Stock Units that are to be forfeited as described above (either in full or in part), shall be forfeited by the Participant to the Company.  At the time of such forfeiture, the Participant’s interest in the Restricted Stock Units and the common stock issuable under the Restricted Stock Units shall terminate, unless such forfeiture is waived in the sole discretion of the Committee.

Shareholder Rights

The Participant shall have no rights as a shareholder of the Company, including voting rights, with respect to the Restricted Stock Units until the issuance of common stock upon expiration of the Period of Restriction.

Effect on the Employment Relationship

The grant of Restricted Stock Units is voluntary and made on a one-time basis and does not constitute a commitment to make any future awards.  Nothing by this Award or in this Award Agreement guarantees employment with the Company or any Subsidiary, nor does this Award or Award Agreement confer any special rights or privileges to the Participant as to the terms of employment.

Adjustments

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, distribution, or other change in corporate structure of the Company affecting the common stock, the Committee will adjust the number and class of securities granted under this Award Agreement in a manner determined by the Committee, in its sole discretion, to be appropriate to prevent dilution or enlargement of the Restricted Stock Units granted under this Award Agreement.

Administration

1.	This Award Agreement is governed by the laws of the State of Ohio without giving effect to the principles of conflicts of laws.
2.	The administration of this Award Agreement and the Plan will be performed in accordance with Article 3 of the Plan.
3.
All interpretations, determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons and the Participant agrees to be bound by such interpretations, determinations and decisions.

4.	The terms of this Award Agreement are governed at all times by the official text of the Plan and in no way alter or modify the Plan.
5.	If a term is capitalized but not defined in this Award Agreement, it has the meaning given to it in the Plan.
6.	To the extent a conflict exists between the terms of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
7.	The terms and conditions of this Award may be modified by the Committee:
(a)	in any case permitted by the terms of the Plan or this Award Agreement;
(b)	with the written consent of the Participant; or
(c)
without the consent of the Participant if the amendment is either not materially adverse to the interests of the Participant or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

409A

It is intended that this Award Agreement and the compensation and benefits hereunder either be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”), and this Award Agreement shall be so construed and administered.  In the event that the Committee reasonably determines that any compensation or benefits payable under this Award Agreement may be subject to taxation under Section 409A, the Committee shall have the authority to adopt, prospectively or retroactively, such amendments to this Award Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Award Agreement from Section 409A or (b) comply with the requirements of Section 409A.  The Committee, in its sole discretion, shall determine to what extent, if any, this Award must be amended, modified or reformed.  In no event, however, shall this section or any other provisions of this Award Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Award Agreement and the Company shall have no responsibility for tax consequences to Participant (or the Participant’s beneficiary) resulting from the terms or operation of this Award Agreement.

Notwithstanding any other provision in this Award Agreement to the contrary, in the event a benefit payable under this Award Agreement is subject to the requirements of Section 409A:

1.	A Participant shall not be treated as having a termination of employment unless the Participant has a “separation from service” as defined in regulations under, and for purposes of, Section 409A.

2.
If a Participant is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of a “separation from service,” all payments under this Award Agreement that would otherwise be paid or provided during the first six (6) months following such separation from service (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations, short-term deferrals under Section 1.409A-1(b)(4) of the Treasury Regulations or other payments exempted under the Treasury Regulations for Section 409A) shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, in effect on the date of the separation from service) as soon as practicable following the six (6) month anniversary of such separation from service but not later than the end of the taxable year in which the six (6) month anniversary occurs. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of death of the Participant prior to the end of the 6 month period but in no event later than ninety (90) days following the date of death.

SECTION THREE - TRANSFER OF AWARD

Neither the Restricted Stock Units nor the right to receive the common stock issuable under the Restricted Stock Units are transferable during the life of the Participant.  Only the Participant shall have the right to receive the common stock issuable under this Award Agreement, unless the Participant is deceased, at which time the common stock issuable under this Award Agreement may be issued to the Participant’s beneficiary (as designated under Article 15 of the Plan), or pursuant to the Participant’s will or the laws of descent and distribution.

FirstEnergy Corp.

By
Corporate Secretary

I acknowledge receipt of this Restricted Stock Unit Award Agreement and I accept and agree with the terms and conditions stated above.

(Signature of Participant)
(Date)